Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	August 2, 2019
(218) 628-2217

IKONICS ANNOUNCES SECOND QUARTER RESULTS

DULUTH, MN - IKONICS Corporation (Nasdaq:IKNX), a Duluth-based imaging technology company, announced 2019 second quarter sales of $4,600,000, down 1%, compared with the second quarter of 2018. Second quarter earnings fell from $145,000, or $0.07 per diluted share, in 2018 to a loss of $116,000, or $0.06, per diluted share in 2019. Earnings for the first six months of the year have also decreased from net income of $15,000, or $0.01 per diluted share, in 2018 to a loss of $571,000, or $0.29 per diluted share, in 2019.

Bill Ulland, IKONICS CEO, said, “The earnings decline for first half of 2019 was partially attributable to a $72,000 customer credit due to product damaged from freezing during shipping, and a $144,000 increase in medical insurance expense compared to the first six months of 2018. We do not anticipate a continuation of the increasing medical expense or shipping issues for the rest of this year.”

He continued: “The rest of 2019 looks better: Our new IKONART product is gaining traction with major distributors, and our aerospace business is seeing a record number of new development leads across several industries. In addition, it appears that the trade war, which has affected our sales to China, may be cooling down.”

Ulland concluded, “We have repurchased 2,742 shares this year under our stock buy-back program and the program has 97,258 shares remaining available for future purchases.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company's actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Six Months Ended June 30, 2019 and 2018

	Three Months Ended		Six Months Ended
	6/30/19	6/30/18	6/30/19	6/30/18
Net sales	$4,596,411	$4,634,177	$8,125,102	$8,705,655

Cost of goods sold	3,167,982	2,971,862	5,687,554	5,680,921

Gross profit	1,428,429	1,662,315	2,437,548	3,024,734

Operating expenses	1,609,326	1,465,435	3,170,133	2,968,494

(Loss) income from operations	(180,897)	196,880	(732,585)	56,240

Interest expense	(22,515)	(23,807)	(44,790)	(43,742)

Other	17,303	11,805	33,497	21,226

(Loss) income before income taxes	(186,109)	184,878	(743,878)	33,724

Income tax (benefit) expense	(70,398)	39,542	(173,136)	19,126

Net (loss) income	$(115,711)	$145,336	$(570,742)	$14,598

(Loss) income per common share-basic and diluted	$(0.06)	$0.07	$(0.29)	$0.01

Average diluted shares outstanding	1,982,275	1,983,553	1,982,910	1,983,553

CONDENSED BALANCE SHEETS
As of June 30, 2019 and December 31, 2018

	6/30/2019	12/31/2018
Assets	(unaudited)
Current assets	$8,420,424	$8,958,070
Property, plant, and equipment, net	7,987,135	8,084,742
Intangible assets, net	292,380	376,406
	$16,699,939	$17,419,218
Liabilities and Stockholders' Equity
Current liabilities	$1,238,427	$1,303,531
Long-term debt	2,755,353	2,821,657
Deferred income taxes	183,000	183,000
Stockholders' equity	12,523,159	13,111,030
	$16,699,939	$17,419,218

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
For the Six Months Ended June 30, 2019 and 2018

	6/30/2019	6/30/2018
Net cash (used in) provided by operating activities	$(768,925)	$877,914
Net cash used in investing activities	(466,296)	(381,746)
Net cash used in financing activities	(90,730)	(70,040)

Net (decrease) increase in cash and cash equivalents	(1,325,951)	426,128
Cash and cash equivalents at beginning of period	1,623,137	929,700

Cash and cash equivalents at end of period	$297,186	$1,355,828